Exhibit 10.64

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”) is made as of May 12, 2009, by and between ALCO CITYSIDE FEDERAL LLC, a Rhode Island limited liability company (“Landlord”), and UNITED NATURAL FOODS, INC., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord is the master lessee of certain buildings located at 317 Iron Horse Way in Providence, Rhode Island, and commonly known as American Locomotive Works, consisting of two buildings known as “Building #51” (containing approximately 90,000 rentable square feet of space) and “Building #52” (containing approximately 40,737 rentable square feet of space) (collectively, the “Building”);

WHEREAS, Landlord and Tenant are the parties to that certain Office Lease dated October 16, 2008 (the “Lease”) relating Tenant’s lease from Landlord of certain space having a Rentable Area of 52,560 square feet and located on the first and second floor of Building #52 and the second floor of Building #51 of the Building (the “Premises”);

WHEREAS, Landlord and Tenant desire to modify certain provisions in the Lease as set forth in this First Amendment; and

WHEREAS, capitalized terms used but not defined herein will have the meanings given to such terms in the Lease.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1.                                       The following new definition is added to Section 1.1 of the Lease, after the definition of “Default Rate”:

“Initial Liquidated Damages” shall be defined as the daily rate of $3,157.22 per day calculated from May 15, 2009 to the Rent Commencement Date as defined in Section 3.1.2., as long as such Rent Commencement Date is no later than September 1, 2009.  By way of example, if the Rent Commencement Date is September 1, 2009, a period of 108 days will have elapsed, the Initial Liquidated Damages amount would be $340,979.76.  If the Rent Commencement Date is August 1, 2009, a period of 77 days will have elapsed, the Initial Liquidated Damages amount would be $243,105.94.

2.                                       The following new definition is added to Section 1.1 of the Lease, after the definition of “Landlord”:

“Landlord Delay” means a delay in the completion of Landlord’s Work if and to the extent caused primarily by Landlord’s failure to timely comply with the requirements set forth in the Landlord’s Work (as defined in Section 10.1.1) beyond the Target Delivery

Date.  Unavoidable Delay or delay caused by Tenant (meaning a delay constituting a Tenant Delay, as defined in Section 1.1 hereunder) shall not constitute Landlord Delay.

3.                                       The following new definition is added to Section 1.1 of the Lease, after the definition of “Landlord Delay”:

“Late Delivery Liquidated Damages” shall be defined as the daily rate of $6,314.44 (two times the Initial Liquidated Damages daily rate of $3,157.22) per day for the period commencing September 1, 2009 through September 15, 2009; and the daily rate of $9,471.66 (three times the Initial Liquidated Damages daily rate of $3,157.22) per day for the period commencing September 15, 2009 until Tenant’s Outside Termination Date.  By way of example, if the Rent Commencement Date is September 15, 2009, the Initial Liquidated Damage amount would be $340,979.76 and the Late Delivery Liquidated Damages amount would be $88,402.16 for a total of $429,381.92.

4.                                       The following new definition is added to Section 1.1 of the Lease, after the definition of “Operating Year”:

“Outside Termination Date” shall mean November 1, 2009.

5.                                       The following new definition is added to Section 1.1 of the Lease, after the definition of “Rules and Regulations”:

“Target Delivery Date” shall mean September 1, 2009, as further defined set forth in Section 3.1.2.

6.                                       The following new definition is added to Section 1.1 of the Lease, after the definition of “Tenant Electric”:

“Tenant Upgrade Change Order Memorandum” shall have the meaning set forth in Section 10.1.2., and as provided as Exhibit E-1.

7.                                       The following new definition is added to Section 1.1 of the Lease, after the definition of “Term”:

“Unavoidable Delay” means a delay in the prescribed schedule or meeting a deadline in the Lease which is caused by (a) acts of God or extreme weather; (b) labor strikes or deliberate actions by labor to disrupt construction; (c)  inordinate delays in the building inspection process by state or city agencies; (d) inordinate delays in utility service installation or inspection; and (e) shortages or late delivery of specialized materials specific to Tenant Change Orders and required for Substantial Completion.  Any instance of Unavoidable Delay will not constitute Tenant Delay or Landlord Delay, and such days shall not be calculated for purposes of Initial Liquidated Damages and/or Late Delivery Liquidated Damages payments.

8.                                       The following is added at the end of Section 3.1.2 of the Lease:

Landlord and Tenant expect that the Rent Commencement Date will be September 1, 2009 (the “Target Delivery Date”).

9.                                       Landlord and Tenant agree to explore a possible amendment to Section 6.5 and Exhibit H related to parking to support the LEED certification process.  No modification to Section 6.5 shall occur without the written consent of Landlord and Tenant.

10.                                 Section 8.6 of the Lease is hereby deleted in its entirety and substituted therefore is the following:

8.6                                 Central HVAC System; Photovoltaic Power.  Electricity costs for powering the central HVAC system serving the Building shall be a part of Operating Costs.  If Tenant desires to install a photovoltaic power system, Landlord shall provide Tenant with reasonable and necessary rights through a licensing agreement or other acceptable vehicle for access to and use of the roof and related common areas and shall cooperate relative to the installation of roof penetrations, conduit installations, switchgear, metering and the like.  Landlord shall be responsible, at Landlord’s expense, for project management, legal and other reasonable expenses incurred by Landlord in cooperating with Tenant relative to the installation and licensing of a photovoltaic system.  Tenant shall be permitted use of the roof for this system at no additional rental cost.  Tenant shall be responsible for any additional costs associated with the photovoltaic system including design, engineering, structural requirements, roof penetrations, repair and electrical requirements.  Tenant shall be the sole beneficiary of energy generated by the system for the entire Term.  At the end of the Original Term or any Renewal Term, so long as Tenant shall not be in default of its obligations hereunder, the photovoltaic power system shall not become a Fixture under Section 10.4.  Instead, Tenant shall have ninety (90) days from Lease termination to remove the photovoltaic power system from the Premises.  Tenant shall be responsible for the cost of removing such system and for the cost of restoring any damage to the Building in accordance with Section 10.2.2.  Tenant shall have no right to remove such system if Tenant is in default of its obligations hereunder.  Alternatively, Tenant shall have the right, exercisable by written notice to Landlord within such 90-day period, to abandon and hence relinquish all right, title and interest to such system in favor of Landlord.  Together with any written notice of abandonment, Tenant shall deliver to Landlord a fully executed bill of sale (“as is”, “where is” and without warranty) and copies of documentation relating to the purchase, installation, specifications and warranties concerning such system.  Tenant shall be the sole beneficiary of any renewable energy tax credits related to expenses incurred by Tenant in connection with the photovoltaic system.

11.                                 The following is added to the end of Section 10.1.1 of the Lease, after “Landlord’s Work”:

If the Rent Commencement Date occurs on or before September 1, 2009, Landlord shall pay to Tenant Initial Liquidated Damages, as calculated using the formula set forth in the definition of “Initial Liquidated Damages”.  If the Rent Commencement Date occurs after September 1, 2009, Landlord shall pay to Tenant Late Delivery Liquidated Damages, as calculated using the formula set forth in the definition of “Late Delivery

Liquidated Damages”.  Initial Liquidated Damages and Late Delivery Liquidated Damages shall be paid by Landlord as a credit against Tenant Excess.  Landlord shall provide an accounting of all Tenant Change Orders to Tenant, and Landlord shall credit against such Tenant Change Orders the amount of (up to) the Initial Liquidated Damages.  Once the Initial Liquidated Damages amount has been fully credited by Landlord against Tenant Change Orders, Landlord shall invoice Tenant monthly for Tenant Change Order work in place on a percent complete basis.  Such payment shall be due in five (5) days and, to the extent not timely paid, shall accrue interest at an annualized rate of eighteen percent (18%).  Upon Substantial Completion, Landlord shall provide Tenant with a final accounting of the Tenant Change Order and aggregate Liquidated Damages.  To the extent the aggregate Liquidated Damages exceed the total cost of Tenant Change Orders, Tenant shall invoice Landlord.  If the Rent Commencement Date does not occur by the Outside Termination Date, either Landlord or Tenant shall have the option, at their discretion, to terminate this Lease.  In the event of such termination, Landlord shall pay within five (5) days of Tenant’s written demand, to Tenant, in cash, the applicable amount of Initial Liquidated Damages and Late Delivery Liquidated Damages.  In the event Landlord does not timely pay such liquidated damages, interest shall accrue on the unpaid balance at the annualized rate of eighteen percent (18%).

12.                                 The following sentence is stricken from the end of Section 10.1.2:  “If Tenant provides such additional funding, the promissory note and lease amendment in connection therewith shall be in substantially the form attached hereto as Exhibit E.”  In addition, the forms of First Amendment to Lease and Promissory Note appearing at Exhibit E to the Lease are deleted, and substituted therefor is “Intentionally Omitted”.

13.                                 The following is added to the end of Section 10.1.2 of the Lease, after “Term of the Lease”:

Attached hereto as Exhibit E-1 is a schedule showing items of Tenant Excess requested by Tenant and approved by Landlord (the “Tenant Upgrade Change Order Memorandum”).  The procurement of Tenant Change Orders as defined in 10.1.2 shall be performed on an “open book” basis, with all project professional, general and subcontractor bids and costs being available for review by Tenant or Tenant’s representative.  Such costs shall limit the aggregated general conditions and general requirements to five (5%) percent of hard costs related specifically to the Tenant Change Order, and fee shall be limited to five (5%) of hard costs.  Tenant shall have the right to approve such bids prior to the execution of contracts related specifically to Tenant Change Orders, but such approval shall not be unreasonably withheld, conditioned or delayed, and Tenant’s failure to approve within five (5) business days may result in Tenant Delay as defined in Section 1.1.

14.                                 The following is added to the end of Section 10.1.3 of the Lease, after “by written notice to Tenant”:

In order to ensure compliance by Landlord with its obligations to perform Landlord’s Work, Tenant shall work with representatives from Peregrine Group LLC (“Peregrine”).  Peregrine has been retained on behalf of Landlord to serve as the primary point of contact for project coordination.  Peregrine will remain on-site during the build-out, monitor work and advise Tenant of any deviations from the approved plans and specifications.  At its reasonable discretion, Tenant may elect to employ a third party tenant representative (“Tenant’s Inspector”).  Tenant’s Inspector will remain on-site during the build-out, monitor work and advise Tenant of any possible deviations from the plans and specifications.  Tenant’s Inspector will not deal directly with the general contractor, nor will Tenant’s Inspector have any authority to act on behalf of Tenant, modify any plans and specifications and/or stop any work.  Tenant’s Inspector shall report directly to Tom Dziki or his designee.  The fact that Tenant’s Inspector was present during any non-compliant work does not serve as a waiver by Tenant of any non-compliance.  Landlord shall reimburse Tenant for Tenant’s Inspector services up to $15,000.

15.                                 Exhibit C attached to the Lease, the Schedule of Landlord’s Work, is hereby amended to include the Project Manual and Specifications, Volume 1 & 2 dated 2/10/09 prepared by DBWV Architects; Construction Drawings for ALCO Building 51 & 52 for United Natural Foods, Inc. Tenant Fit Out dated 2/10/09 prepared by DBWV Architects, DBVW Addendum 1 dated March 5, 2009, AHA Addendum 1 dated 3.4.09.  Note that exceptions to the Landlord’s obligations included in Exhibit C are described in Exhibit E-1, the Tenant Upgrade Change Order Memorandum.

16.                                 Exhibit F attached to the Lease, the Schedule of Deliveries, is hereby deleted in its entirety and substituted therefore is Exhibit F dated April 29, 2009 attached hereto.

17.                                 Section 20 of the Lease governing Notices is hereby amended to require that a copy of any notice delivered to Landlord be simultaneously delivered to Chevron U.S.A. Inc., c/o Chevron TCI, Inc., 345 California Street, San Francisco, CA 94104, Attention:  Nadine R. Barroca.

18.                                 Landlord shall provide appropriate documentation to Tenant on an open book basis relative to sales tax receipts associated with the construction of Tenant’s space.  Landlord shall use best efforts to cooperate fully with Tenant to maximize any economic benefits available to Tenant associated with government or economic development agency incentives or subsidies.

19.                                 Landlord and Tenant hereby acknowledge that the Lease remains in full force and effect, except to the extent amended by this First Amendment, and is enforceable in accordance with its terms, as amended hereby.

20.                                 The Lease, as amended hereby, constitutes the entire agreement between the parties hereto and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in the Lease or this First Amendment.  No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

21.                                 This First Amendment may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart.

22.                                 Each provision of this First Amendment shall be considered separable and (a) if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this First Amendment which are valid.

23.                                 The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

24.                                 This First Amendment shall be governed by and construed in accordance with the domestic laws of the State of Rhode Island without giving effect to any choice or conflict of law provision or rule (whether of the State of Rhode Island or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Rhode Island.

[signatures appear on next page]

IN WITNESS WHEREOF, each party hereto has executed this First Amendment, or caused it to be executed on its behalf by its duly authorized representative, on the date first above written.

LANDLORD:	ALCO CITYSIDE FEDERAL LLC, a Rhode Island limited liability company, by its manager, ALCO 85 MANAGER LLC, a Rhode Island limited liability company

	By:	/s/ John R. Kovacs
John R. Kovacs
Vice President and Treasurer

TENANT:	UNITED NATURAL FOODS, INC., a Delaware corporation

	By:	/s/ Mark Shamber
Mark Shamber
Chief Financial Officer

EXHIBIT C

Amendment to Exhibit C

Schedule of Landlord’s Work

The following plans and specifications, with the exceptions noted in Exhibit E-1, shall constitute Landlord’s obligations for improvements under the Lease:

·	Project Manual and Specifications, Volume 1 & 2 dated 2/10/09 prepared by DBWV Architects;

·
Construction Drawings for ALCO Building 51 & 52 for United Natural Foods, Inc. Tenant Fit Out dated 2/10/09 prepared by DBWV Architects, DBVW Addendum 1 dated March 5, 2009, AHA Addendum 1 dated 3.4.09; and

·	Sketch Drawings SK01 — SK11 dated 4/13/09 prepared by DBWV Architects.

Note that exceptions to the Landlord’s obligations included in Exhibit C are described in Exhibit E-1, the Tenant Upgrade Change Order Memorandum.

EXHIBIT E-1

Tenant Upgrade Change Order Memorandum

This exhibit is based on the following information which will be updated by addenda and field revisions throughout the design and construction process:

·	Project Manual and Specifications, Volume 1 & 2 dated 2/10/09 prepared by DBWV Architects;

·
Construction Drawings for ALCO Building 51 & 52 for United Natural Foods, Inc. Tenant Fit Out dated 2/10/09 prepared by DBWV Architects, DBVW Addendum 1 dated March 5, 2009, AHA Addendum 1 dated 3.4.09; and

·	Sketch Drawings SK01 — SK11 dated 4/13/09 prepared by DBWV Architects.

TENANT UPGRADES:

Tenant Upgrades shall include, but not be limited to, the list of Tenant directed alterations below.  It is understood by both Tenant and Landlord that the Schedule of Deliveries attached as Exhibit F, which defines a target Rent Commencement Date of September 1, 2009, includes the completion of the Tenant Upgrades listed below.  Additional Tenant Change Order beyond the list below may be subject to the definition of Tenant Delay in Section 1.  Both Tenant and Landlord agree to make best efforts to expedite decision-making to support the delivery schedule.

It is further agreed by both Tenant and Landlord that the list below in its current form is an outline specification, and that the scope of Tenant Upgrades shall be approved or rejected by the Tenant on an item by item basis or in total as detailed specifications and full pricing is available.  While recognizing the need for efficient decision making, both Tenant and Landlord acknowledge the likelihood of a certain level of value engineering, particularly on design solutions that are solely for aesthetic purposes, such as the entry vestibule staircase.

Additional soft costs shall also be included from any tenant upgrade design work required during the design and construction phases, including but not limited to architectural, interior design, mechanical, electrical, plumbing and structural design and code enforcement.

Division	Tenant Upgrade
Div 3-300	Concrete - Cut and Patch at Training Kitchen
Div 3-300	Concrete - Cut and Patch for Conference Room (3)
Div 5-520	Handrails and Railing - Rework Steel Stairs
Div 6-220	Millwork - Display Board
Div 6-220	Millwork - Demo Table Cooktop
Div 6-220	Millwork - Solid Surfacing Countertops
Div 6-220	Millwork - Maple Veneer Cabinets Upgrade

Div 6-220	Millwork - Wood Bench
Div 6-220	Millwork - Built In Mail Cubbies
Div 6-220	Millwork - Wood Panels
Div 6-220	Millwork - Wood Base
Div 6-600	Plastic Fabrications - Acrylic Panels
Div 8-800	Glazing - Borrowed Light Glazing
Div 8-800	Glazing - Door Type A& C Glazing
Div 8-800	Glazing - Glass at open stair / guardrail
Div 8-800	Glazing - Vestibule at 52 1st Floor
Div 9-250	Gypsum Wallboard - Drywall Upgrades
Div 9-250	Gypsum Wallboard - Wood Blocking
Div 9-300	Tile - Ceramic Tile at 52 - 117 Waiting Area
Div 9-300	Tile - Ceramic Tile at Lobby
Div 9-300	Tile - Ceramic Tile at Stairs
Div 9-510	Acoustical Ceiling - Acoustical Ceiling
Div 9-510	Acoustical Ceiling - Lobby Acoustical Ceiling
Div 9-650	Resilient Flooring - Vinyl Flooring upgrade from standard VCT to Forbo sheet and tile flooring
Div 9-680	Carpeting — Upgrade to carpet tile at $28.75 + $6.75 installed
Div 9-900	Paint Complete - Paint Strip at Brick
Div 11-450	Residential Equipment - Appliances
Div 12-490	Window Treatments - Window Treatment at Skylights, mechanical blinds
Div 15-400	Plumbing Complete - Plumbing Upgrades (34 Fixtures to be reviewed against the work letter $4,000)
Div 15-400	Plumbing Complete - Pumps at Coffee Stations
Div 15-400	Plumbing Complete - Test Kitchen
Div 15-400	Plumbing Complete - Photo Shop
Div 15-700	HVAC - Split System units and ECUH
Div 16-050	Electrical Complete - Power and CATV in Board Room
Div 16-050	Electrical Complete - Relocate Conduit at Exterior Brick Walls (currently shown is drawings for aesthetic purposes)
Div 16-050	Electrical Complete - Electrical Upgrades re: plans vs. work letter for power, tel/data, in slab work, cable tray, door control boxes, mecho shade, PV elec requirements
Div 16-400	Low Voltage Distribution — Tel/Data Wiring
Div 17-800	Liability Insurance ($.0045/ $1.00) for Tenant Upgrades Change Order value
Div 17-999	Contingency / Escalation - General Conditions shall be limited to five (5%) of Hard Costs, and no Contingency shall be applied to Tenant Change Orders.
Div 18-100

Overhead & Profit (5%) shall be calculated against Hard Costs, and shall not includes Contingency, Payment and Performance Bonds, Insurance or Preconstruction Costs (no Preconstruction Costs are anticipated)

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EXCLUSIONS:

All items agreed to be tenant upgrades shall be excluded from the Landlord’s responsibility from the plans and specifications.  In addition, in those instances where the Specifications contain sections that do not apply to this work, these sections are excluded.  Additional exclusions include but are not limited to the following:

Specifications
Section 01 91 00-10, 1.07 - Remove footnote 1 on IAQ - Commissioning
Section 033000-3, 1.5, H — Mockups remove exterior ramp and formed surface panels
Section 033000-5, 2.7, A — Slip Resistive Emery Aggregate Finish
Section 033000-12, 3.10 - Liquid Floor Treatments
Section 061000-5, 2.5 - Dimension Lumber Framing
Section 061000-6, 2.7, A,1/B, 1 - Subflooring and Underlayment Thickness shall be 3/8”
Section 061000-9, 3.4 - Wall and Partition Framing Installation
Section 061000-10, 3.5 - Floor Joist Framing Installation
Section 064000-4, 2.1,G - Engineered Quartz Countertop
Section 064000-4, 2.2, A - Grommets for Cable Passage
Section 064000-4, 2.2, C - Clothes Rods
Section 064000-4, 2.2, D - Keyboard Trays
Section 064000-7, 2.8 - Engineered Quartz Countertop
Section 26 00 00-24, 2.23 Telephone Data System — system design and installation by tenant

Additional Exclusions
Appliances
AV & sound equipment
Work station furniture
Legal fees specific to Tenant Upgrades
Data wiring & equipment
Overtime for subcontractors, as instructed by Tenant
FF & E
Design Fees
Code variance cost due to tenant upgrades
Modification to base building work for tenant upgrades

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EXHIBIT F

Schedule of Deliveries

TRANSMITTED AS A SEPARATE ATTACHMENT

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